Exhibit H

Exhibit H

Corporate and
Subsidiaries
Organization Chart

Lelantos Holdings Corporate & Subsidiary Organization Chart



Lelantos Holdings Inc.
Sean Land*
President of Business Development/BOD
10,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in Eco Management Systems
Nathan Puente*
CEO/BOD
25,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in Eco Management Systems
Joshua Weaver*
COO/BOD
25,000,000 Common Shares in Lelantos Holdings
Lelantos Holdings Board Seat Controls 17% Equity Ownership & 32% Voting Rights in Eco Management Systems
100% Equity Ownership & 100% Voting Rights
50% Equity Ownership & 96% Voting Rights
Patrick Morris
Chief Counsel
Elliot Krug
Controller
LELANTOS ENERGY
Sean Land
President
Nathan Puente
CEO
Lloyd Wilford
Chief Technical Consultant
Joshua Weaver
COO
Casey McCormick
Operations Director
eco Management Systems
Amy Ritter
President of Operations/Founder
Isaac Curiel
President of Construction/Founder
Sean Land
Director of Sales
Elanor Cantu
Vice President of Operations
Joshua Weaver
Director of Commercial Sales Operations
Jacarra Sansom
Procurement Manager
Cindy Gonalez
Construction Manager
Robert Grossman
Finance Manager

*To clarify, the members of Lelantos Holdings hold an interest in Eco Management through their position on the Lelantos Holdings board. The board seats hold the voting rights and interest in the subsidiary. If the individuals (Joshua Weaver, Nathan Puente, and Sean Land) are removed from the board, the interest and voting rights in Eco Management Systems will remain in the parent company.